UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported):  December 29, 2009

Pacific Software, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	33-55254-38	87-0485313
(State of Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

123 West Nye Lane, Suite 129 Carson City, Nevada	89706
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:

250-701-1873

_____________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     .

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     .

Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c)

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On December 29, 2009, we executed and delivered a non-binding Letter of Intent with Atlantis Internet Group Corp., pursuant to the terms of which we would acquire all of its outstanding capital stock in consideration of our issuing shares of our common stock to Atlantis.  The number of our shares to be issued is to be determined by negotiations between Atlantis and us prior to the closing of the transaction contemplated by the Letter of Intent.

Atlantis is a publicly held company that specializes in the management of online casinos and the development of casino software.

Conditions precedent to close include the negotiation and execution of a definitive agreement, which is to include standard and other customary conditions for a transaction of this scope and magnitude, and other conditions agreed to by the parties, as well as (i) the completion of all due diligence requested by us of Atlantis, with results acceptable to us in our sole discretion; (ii) our timely receipt from Atlantis of all of its books and records, financial and operating data, and other information with respect to it as we may reasonably request; (iii) no material deviations from its historical financial status; and (iv) the receipt, in a form acceptable to us, of financing and all consents and approvals, if necessary, to complete the transaction and operate the resulting business.

The Letter of Intent will terminate on the earlier of the execution of a definitive agreement or January 31, 2010, unless it is extended by mutual agreement between Atlantis and us.

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

See Item 1.01, above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC SOFTWARE, INC.

January 5, 2010

By:

/s/ Harrysen Mittler

Harrysen Mittler, President

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